Exhibit 99.1

PAUL V. WALSH, JR. JOINS KOPIN CORPORATION

BOARD OF DIRECTORS

WESTBOROUGH, Mass.—September 9, 2024 — Kopin Corporation (NASDAQ: KOPN) a leading provider of application specific optical systems and high performance micro-displays for defense, enterprise, industrial, consumer and medical products, today announced that Paul V. Walsh, Jr has joined Kopin Corporation’s Board of Directors.

Paul brings a wealth of experience as a financial leader in public and private companies in the technology manufacturing space, primarily in the semiconductor industry. An engineer by training, Paul currently serves on the Board of Semtech Corporation and most recently served as the CFO for Allegro Microsystems, a $5 billion market cap company. Paul also has extensive operational and capital market experience. Prior to Allegro, Paul was Chief Financial Officer at Silicon Laboratories and had valuable experiences at other industry peers such as Teradyne and Analog Devices.

“Paul has extensive operational and financial experience in the semiconductor space. We look forward to working with Paul to develop and deliver our strategic and financial plans and grow our business,” said Michael Murray, Kopin’s CEO. “We’re excited to welcome him to Kopin’s Board of Directors and our entire organization can benefit from his leadership, knowledge and expertise.”

Mr. Walsh holds a Bachelor of Science in Mechanical Engineering from the University of Maine, a Master of Business Administration from Boston University and a Grad. Certificate in Accountancy from Bentley University.

About Kopin

Kopin Corporation is a leading developer and provider of innovative display, and optical technologies sold as critical components and subassemblies for defense, enterprise, professional and consumer products. Kopin’s portfolio includes microdisplays, display modules, eyepiece assemblies, image projection modules, and vehicle mounted and head-mounted display systems that incorporate ultra-small high-resolution Active Matrix Liquid Crystal displays (AMLCD), Ferroelectric Liquid Crystal on Silicon (FLCoS) displays, MicroLED displays (µLED) and Organic Light Emitting Diode (OLED) displays, a variety of optics, and low-power ASICs. For more information, please visit Kopin’s website at www.kopin.com. Kopin is a trademark of Kopin Corporation.

Contact Information

For Investor Relations

Kopin Corporation

Richard Sneider, 508-870-5959

Treasurer and Chief Financial Officer

Richard_Sneider@kopin.com

MZ Contact

Brian M. Prenoveau, CFA

MZ Group – MZ North America

KOPN@mzgroup.us

+561 489 5315